Free Writing Prospectus
Filed pursuant to Rule 433
Dated February 25, 2025
Relating to
Preliminary Prospectus Supplement dated February 25, 2025 to
Prospectus dated November 13, 2023
Registration Statement No. 333-275526

Final Term Sheet

€500,000,000 3.000% Notes due 2031

Issuer:	Emerson Electric Co.
Legal Entity Identifier:	FGLT0EWZSUIRRITFOA30
Principal Amount:	€500,000,000
Title of Securities:	3.000% Notes due 2031
Trade Date:	February 25, 2025
Original Issue/Settlement Date**:	March 4, 2025 (T+5)
Security Type:	Senior Unsecured
Offering Format:	SEC Registered
Coupon:	3.000%
Stated Maturity Date:	March 15, 2031
Benchmark Bund:	DBR 0.00% due February 15, 2031
Benchmark Bund Price and Yield:	87.83%; 2.199%
Spread to Benchmark Bund:	+81.3 bps
Mid-Swap Yield:	2.282%
Spread to Mid-Swap Yield:	+73 bps
Yield to Maturity:	3.012%
Public Offering Price:	99.936%
Gross Proceeds to Issuer:	€499,680,000
Interest Payment Date:	March 15 of each year, beginning on March 15, 2025
Optional Redemption Provision:
Make-Whole Call:	Prior to January 15, 2031, make-whole call at Bunds plus 15 bps plus accrued and unpaid interest to the redemption date
Par Call:	On or after January 15, 2031, at par plus accrued and unpaid interest to the redemption date
CUSIP:	291011 BU7
ISIN:	XS3007570222
Common Code:	300757022
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Expected Ratings (Moody’s / S&P)*:	A2 / A
Day Count Convention:	Actual / Actual (ICMA)
Listing:	Application will be made to list the Notes on the New York Stock Exchange
Stabilization:	Stabilization/FCA

Target Market/UK PRIIPs:
UK MiFIR Product Governance Rules professionals/ECPs-only / No UK PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the United Kingdom

Concurrent Offering:
Substantially concurrently with this offering, the Issuer launched an offer of U.S. dollar-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates or vice versa

Joint Book-Running Managers:	J.P. Morgan Securities plc Goldman Sachs & Co. LLC Merrill Lynch International Barclays Bank PLC HSBC Bank plc

Co-Managers:	BNP PARIBAS Deutsche Bank AG, London Branch Wells Fargo Securities International Limited Mischler Financial Group, Inc. Stern Brothers & Co.

€500,000,000 3.500% Notes due 2037

Issuer:	Emerson Electric Co.
Legal Entity Identifier:	FGLT0EWZSUIRRITFOA30
Principal Amount:	€500,000,000
Title of Securities:	3.500% Notes due 2037
Trade Date:	February 25, 2025
Original Issue/Settlement Date**:	March 4, 2025 (T+5)
Security Type:	Senior Unsecured
Offering Format:	SEC Registered
Coupon:	3.500%
Stated Maturity Date:	March 15, 2037
Benchmark Bund:	DBR 4.00% due January 4, 2037
Benchmark Bund Price and Yield:	114.58%; 2.558%
Spread to Benchmark Bund:	+96.6 bps
Mid-Swap Yield:	2.424%
Spread to Mid-Swap Yield:	+110 bps
Yield to Maturity:	3.524%
Public Offering Price:	99.770%
Gross Proceeds to Issuer:	€498,850,000
Interest Payment Date:	March 15 of each year, beginning on March 15, 2025
Optional Redemption Provision:
Make-Whole Call:	Prior to December 15, 2036, make-whole call at Bunds plus 15 bps plus accrued and unpaid interest to the redemption date
Par Call:	On or after December 15, 2036, at par plus accrued and unpaid interest to the redemption date
CUSIP:	291011 BV5
ISIN:	XS3007570495
Common Code:	300757049
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Expected Ratings (Moody’s / S&P)*:	A2 / A
Day Count Convention:	Actual / Actual (ICMA)
Listing:	Application will be made to list the Notes on the New York Stock Exchange
Stabilization:	Stabilization/FCA

Target Market/UK PRIIPs:
UK MiFIR Product Governance Rules professionals/ECPs-only / No UK PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the United Kingdom

Concurrent Offering:
Substantially concurrently with this offering, the Issuer launched an offer of U.S. dollar-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates or vice versa

Joint Book-Running Managers:	J.P. Morgan Securities plc Goldman Sachs & Co. LLC Merrill Lynch International BNP PARIBAS Deutsche Bank AG, London Branch

Co-Managers:	Barclays Bank PLC HSBC Bank plc Wells Fargo Securities International Limited Mischler Financial Group, Inc. Stern Brothers & Co.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of each of the 2031 Notes and 2037 Notes (collectively, the “Notes”) offered hereby will be made against payment thereof on or about March 4, 2025, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their own advisors.

The Notes will be represented by beneficial interests in fully registered permanent global notes (the “International Global Notes”) without interest coupons attached, which will be registered in the name of, and shall be deposited on or about March 4, 2025 with a common depositary for, and in respect of interests held through, Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”). Any Notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable. Euroclear and Clearstream’s current practice is to make payments in respect of global notes to participants of record that hold an interest in the relevant global notes at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each applicable interest payment date.

This term sheet is not a prospectus for the purposes of Regulation (EU) 2017/1129, including the same as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

MIFID II AND UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET / NO PRIIPs KID OR UK PRIIPs KID — Manufacturer target market is eligible counterparties and professional clients only (all distribution channels). No key information document (“KID”) under Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) or the PRIIPS Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK PRIIPs Regulation”) has been prepared as the Notes are not available to retail investors in the European Economic Area (the “EEA”) or the United Kingdom (“UK”).

In the EEA, the Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no KID required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

In the UK, the Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This term sheet is only for distribution to and directed at: (i) in the UK, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the UK; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this term sheet relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Relevant stabilization regulations including FCA/ICMA will apply.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities plc at +44-20 7134-2468 (Non-US investors), or J.P. Morgan Securities LLC collect at 1-212-834-4533 (US investors), Goldman Sachs & Co. LLC at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, or Merrill Lynch International at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.